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                                  EXHIBIT 99.2


                                       Contact: For NEXTLINK Communications,Inc.
                                                --------------------------------

                                                Todd Wolfenbarger
                                                703-547-2011
                                                Noelle Beams
                                                703-547-2002

                                                For Forstmann Little
                                                --------------------
                                                George Sard/Anna Cordasco
                                                Sard Verbinnen & Co.
                                                212-687-8080


         FORSTMANN LITTLE TO INVEST ADDITIONAL $400 MILLION IN NEXTLINK
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     McLEAN, VA, AND NEW YORK, May 23, 2000 - NEXTLINK Communications Inc.
(Nasdaq: NXLK), one of the world's fastest growing providers of broadband communications services, and Forstmann Little & Co., a leading private equity firm, today announced the signing of a commitment letter under which Forstmann Little will invest an additional $400 million in NEXTLINK to fund the Company's business plan, to expand the Company's network and services, including its domestic and international networks, and to introduce new technologies.

     Forstmann Little will purchase $400 million of NEXTLINK convertible preferred stock with a conversion price of $63.25 per share and a 3.75% dividend. Last January, Forstmann Little invested $850 million in NEXTLINK convertible preferred stock to expand its networks and services, introduce new technologies and fund the Company's business plan. With this additional investment, which is on substantially the same terms as the prior investment, Forstmann Little's aggregate preferred equity will be convertible into approximately 10% of NEXTLINK's fully diluted common shares before the pending business combination of NEXTLINK and Concentric Network Corporation. The transaction is subject to the parties negotiating and entering into definitive agreements and customary closing conditions and is expected to be completed by June 30, 2000.



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     NEXTLINK also announced today it has agreed in principle to purchase multiple European metro fiber optic networks covering more than 80,000 metro fiber miles, an inter-city Pan European fiber optic network covering more than 88,000 fiber miles and transatlantic fiber-optic capacity for $306 million. This network expansion will approximately double NEXTLINK's market opportunity and give it end-to-end network capabilities in the United States, Canada and throughout much of Europe.

     "We're pleased that Forstmann Little has chosen to increase their investment in NEXTLINK's plan for delivering end-to-end broadband communications services over our networks around the world," said NEXTLINK Chairman and Chief Executive Officer Dan Akerson. "Forstmann Little brings a proven record of smart long-term investing and a reputation as one of Wall Street's platinum investment firms. NEXTLINK has already benefited significantly from both the firm's presence on our Board of Directors and their financial commitments."

     "NEXTLINK is a terrific company with strong management and excellent growth prospects," said Nicholas Forstmann, a Forstmann Little general partner and member of NEXTLINK's Board of Directors. "We are confident that NEXTLINK is well positioned to take advantage of its many opportunities in both the United States and in Europe."

     NEXTLINK Communications, Inc. provides high quality, broadband communications services to businesses over fiber optic and broadband wireless facilities across the United States. NEXTLINK currently provides service in 49 markets. The company is the largest holder of broadband fixed wireless spectrum in North America, with licenses covering 95 percent of the population in the top 30 markets in the United States. NEXTLINK plans to use wireless capabilities to complement and extend the reach of its local fiber optic networks in the markets in which NEXTLINK has spectrum.

     Additionally, NEXTLINK has acquired exclusive rights throughout a 384,000 fiber-mile high-speed, IP-centric fiber optic backbone network that will connect over 50 cities in the United States and Canada. NEXTLINK also has rights to an empty conduit and additional fibers in this inter-city network. The network is expected to be finished in 2001, with NEXTLINK turning on segments of the network during 2000.



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     Through this unrivaled collection of facilities, NEXTLINK will provide integrated, end-to-end telecommunications solutions to its customers in the United States, Canada and Europe. For more information, visit http://www.nextlink.com.

     On January 10, 2000, NEXTLINK and Concentric Network Corporation announced an agreement to combine the companies. The transaction is expected to close in the second quarter of this year. Concentric provides complete Internet business solutions for small- and medium-sized enterprises, including DSL access, Web hosting and e-commerce. Concentric also offers data center services, virtual private networks, dedicated access, and application infrastructure services for delivering applications over the Internet or a virtual private network.

     Since its founding in 1978, Forstmann Little has made 28 acquisitions and significant equity investments, returning billions of dollars to its investors. The firm's best-known investments include Gulfstream Aerospace, General Instrument and Ziff-Davis Publishing. In addition to NEXTLINK, current investments include McLeodUSA (NASDAQ: MCLD), one of the fastest-growing integrated communications providers; Intelisys Electronic Commerce, a pioneer in Internet-based business-to-business procurement solutions; Yankee Candle Company (NYSE: YCC), the leading maker and marketer of premium candles; Community Health Systems (NYSE:CYH), a leading rural hospital company; and Capella Education Company, the for-profit parent company of Capella University, a leading accredited, Internet-based university.

                                      # # #

The statements contained in this release that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include the timing of the closing of the Forstmann Little & Co. investment and those describing NEXTLINK's plans to offer new services using the planned European network and the expected timing of the completion and availability of that network, as well as those describing expectations concerning the timing and scope of the planned deployment of broadband wireless and other products and services domestically and internationally, and the timing and potential impact of the Concentric transaction. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, the ability of NEXTLINK and Forstmann Little & Co. and NEXTLINK and Level 3, to negotiate and reach definitive agreements relating to the respective transactions on satisfactory terms, NEXTLINK's ability to design and construct fiber optic networks, install cable and facilities, including switching electronics, to develop, install and provision LMDS equipment and



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interconnect that equipment with NEXTLINK's fiber networks and connect the networks, including LMDS equipment, to customers and on satisfactory terms and conditions, and risks related to NEXTLINK's national network strategy.